Exhibit 10.11

AMENDMENT TO LETTER AGREEMENT

Between Denny’s Corporation and Janis S. Emplit

This amendment (the “Amendment”) to the letter agreement (the “Letter Agreement”) dated February 9, 2000 between Janis S. Emplit (the “Executive”) and Denny’s Corporation, the successor corporation to Advantica Restaurant Group, Inc. (the “Company”) is entered into as of December 10, 2008 for the purpose of bringing the Letter Agreement into documentary compliance with Section 409A of the Internal Revenue Code of 1986, as amended.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do herby agree as follows:

1.
The first sentence of Section 2 of the Letter Agreement shall be modified by adding the word “materially” prior to the words “reduces the Executive’s base salary,” and by adding the words “same material” prior to the words “responsibilities referenced in Section 1 of this letter agreement.”

2.	The second sentence of Section 3 of the Letter Agreement shall be deleted and shall be replaced with the following:

”Further, the Executive shall have the right to exercise any or all such vested options (other than the options awarded to the Executive on November 10, 2004 at an exercise price of $2.42, the “$2.42 Stock Options”) for the lesser of thirty-six (36) months or the remaining term of such option grant. The $2.42 Stock Options will be exercisable by the Executive pursuant to the terms of the applicable underlying stock option agreement, as amended by the written elections with respect to such options’ exercise dates that were made by the Executive to ensure that such options complied with Section 409A of the Internal Revenue Code (“Section 409A”).”

3.	A new Section 5 shall be added to the Letter Agreement as follows:

“5.  Code Section 409A.  (a)  This letter agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A and applicable advice and regulations issued thereunder.

(b)                 Notwithstanding anything in this letter agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A would otherwise be payable or distributable hereunder by reason of Executive’s termination of employment, such amount or benefit will not be payable or distributable to Executive by reason of such circumstance unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A and applicable regulations (without giving effect to any elective provisions that may be available under such definition).  This provision does not prohibit the vesting of any amount upon a termination of employment, however defined.  If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service” or such later date as may be required by subsection (c) below.

(c)                 Notwithstanding anything in this letter agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which he is a Specified Employee (as defined under Section 409A and the final regulations thereunder), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes), Executive’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of Executive’s death or the first day of the seventh month following Executive’s separation from service.”

All provisions of the Letter Agreement not amended by this Amendment are ratified and confirmed and shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment the day and year first above written.

                Denny’s Corporation                                                                .

                By:/s/  Jill Van Pelt
                Name: Jill Van Pelt
                Title: Vice President, Human Resources

                By:/s/  Janis S. Emplit
                       Janis S. Emplit